Exhibit 99.1

News Release

_______________________________________________________________________________________________________________________

937 Tahoe Boulevard, Suite 210 | Incline Village, NV 89541

For Immediate Release

Vintage Wine Estates Direct-to-Consumer Business Grows 37%

Driving Total Revenue to $56 million in First Quarter Fiscal 2022

Upgrades Annual Revenue & Adjusted EBITDA Guidance

•
Executing on omni-channel, multi-brand strategy with expanded bottling capacity to drive growth and margins; delivering growth while addressing supply chain headwinds
•
Gross margin expanded 24 basis points over the prior-year period to 42.1%
•
Net income of $2.8 million with adjusted EBITDA1 of $11.8 million, or 21.1% of revenue
•
Putting capital to work and executing strategy to build adjacent categories with acquisition of ACE Cider, leading U.S. cider brand
•
Expected organic growth combined with two fiscal-year-to-date acquisitions upgrades fiscal 2022 revenue guidance to $265 million to $275 million
•
Expect fiscal 2022 adjusted EBITDA2 of $63 million to $65 million, or approximately 24% of sales at mid-point of range
•
Strong acquisition pipeline expected to advance further in fiscal 2022

INCLINE VILLAGE, NV, November 15, 2021 – Vintage Wine Estates, Inc. (NASDAQ: VWE) (TSX: VWE.U) (TSX: VWE.WT.U) (“VWE” or the “Company”), one of the fastest-growing wine producers in the U.S. with an industry leading direct-to-customer platform, today reported its financial results for its first quarter fiscal year 2022 ended September 30, 2021. Results include the additions of Kunde Family Winery (“Kunde”) acquired on April 19, 2021, and The Sommelier Company (“TSC”) acquired on June 22, 2021. Subsequent to the end of the quarter, the Company acquired on October 4, 2021, Vinesse, LLC (“Vinesse”) and announced simultaneously with financial results the acquisition of ACE Cider, which is expected to close on November 16, 2021.

Pat Roney, Founder and Chief Executive Officer, commented, “We are making excellent progress as an organization, and I am impressed with our team’s ability to address head-on the many challenges presented by supply chain constraints. We have added new talent to our leadership in operations, are building out our accounting and finance team, and we measurably expanded our production capacity. Importantly, we believe our omni-channel and digital marketing capabilities are best-in-class in the industry. We have further expanded our brand portfolio and distribution channels with our acquisition of ACE Cider, and we expect to leverage these advantages to continue to deliver on outpaced growth and profitability.”

He added, “We were unable to ship about $7 million in product in our B2B channel because of shortages in glass which delayed production and shipments to a major retailer. These volumes were rescheduled into the rest of fiscal 2022. We also continue to experience higher freight costs due to the shortage of truck capacity. We are addressing the incremental costs with our pricing strategies, surcharges and fees, while leveraging our cost-effective operating model to maintain our competitive advantage.”

First Quarter Fiscal 2022 Highlights and Financial Results Review (compared with prior-year period unless noted otherwise)

Highlights

•
Strong Direct-to-Consumer (“DTC”) revenue growth of $4.0 million, or 36.9%, to $14.9 million driven by acquired revenue of $2.1 million, increased tasting room traffic, measurable growth in wine club membership and retention, continued gains in eCommerce and digital channels with combined Average Order Value (AOV) growth of 3% across all key transaction sites.
•
Wholesale revenue increased $1.2 million, or 7.7%, to $16.2 million from acquired revenue of $0.5 million, higher case volumes to international markets and favorable product mix, more than offsetting the discontinuation of some minor brands and marketing

_______________________

1 Adjusted EBITDA is a non-GAAP measure. Please see related disclosures regarding the use of non-GAAP measures in this news release.

2 Expected Adjusted EBTIDA is a forward-looking non-GAAP measure. Please see related disclosures regarding the inability of reconciling forward-looking non-GAAP measures.

Vintage Wine Estates Direct-to-Consumer Business Grows 37% Driving Total Revenue to $56 million in First Quarter Fiscal 2022

November 15, 2021

programs. Across brands, VWE achieved depletion volume growth of 1% over the prior-year period, whereas for the Company’s priority brands, which represent approximately 33% of total depletion volume, depletions grew 14.4%.
•
Business-to-Business (“B2B”) demand was solid, while fulfillment was impacted by supply chain challenges that delayed approximately $7 million in shipments resulting in revenue of $24.5 million, down $1.3 million, or 5.2%.

Revenue and Volume (See additional segment data in the attached tables)

Net revenue in the quarter of $55.7 million was up $1.9 million, or 3.4%, over the prior-year period driven by acquisitions and strong organic increases in DTC volume which more than offset the modest decline in B2B revenue. Acquisitions contributed $2.6 million in net revenue for the period.

	VWE 9L Equivalent Case Sales by Segment
	Three Months Ended September 30,
(in thousands)	2021	2020	Unit Change	% Change
Wholesale	209	202	7	3.5%
B2B	127	211	-84	-39.8%
DTC	60	53	7	13.2%
Total case volume	396	466	-70	-15.0%

Case volume was down 15.0% for the quarter, as a result of lower B2B fulfillment reflecting challenges presented by supply chain constraints, specifically shortages of bottles for private labels. While B2B volume was down 39.8%, revenue was down just 5.2%, reflecting favorable product mix. The volume decline was partially offset by the 13.2% increase in volume for the DTC segment.

Gross Profit and Margin

Gross profit was up $0.9 million to $23.4 million, an increase of 4.0%. Gross margin expanded 24 basis points to 42.1% driven by the significant year-over-year increase in the DTC segment, which is a higher-margin business, and favorable product mix in the Wholesale segment.

Operating Expenses

Operating expenses increased $3.3 million, or 23.6%, to $17.3 million. Higher selling, general and administrative expenses reflected approximately $1.8 million of incremental costs related to infrastructure required to be a public company, as well as the continued increased costs of labor, warehousing, freight, and insurance.

Operating and Net Income

Income from operations during the quarter was $6.1 million compared with $8.6 million in the first quarter of fiscal 2021. Acquisitions contributed $0.7 million in operating income in the quarter. Operating margin for the quarter was 11.0%, compared with 15.9% in the prior-year period. Measurably improved operating income of $1.4 million from the three primary operating segments of Wholesale, DTC and B2B did not fully offset the significant incremental costs of initial structure as a public company reflected in the Corporate and Other segment. While the Company plans to invest further in its financial and accounting infrastructure, higher costs related to the initial public company structure included approximately $1.2 million in unusually high D&O insurance and professional fees which the Company expects to reduce in fiscal 2023.

Interest expense for the first quarter fiscal 2022 was $3.6 million, up $0.2 million, or 6.5%, as a result of higher rates and borrowings.

Net income available to VWE common shareholders for the quarter was $2.8 million, down from $3.2 million in the prior-year period. On a per diluted share basis, net income available to VWE common shareholders was $0.05 for the quarter compared with $0.12 per diluted share in the prior-year period.

Adjusted EBITDA

Adjusted EBITDA increased to $11.8 million, or 21.1% of net revenue, from $11.7 million, or 21.7% of net revenue, reflecting strong growth in DTC.

NOTE: Adjusted EBITDA and adjusted EBITDA margin are all non-GAAP metrics. Please see the relevant disclosures and reconciliations of GAAP to non-GAAP measures in the tables that accompany this release.

Strong Balance Sheet with Financial Flexibility

Liquidity

At quarter end, the Company had approximately $320 million in liquidity available for organic investments and acquisitions. This included $118.3 million in unrestricted cash, approximately $102 million available under its revolving line of credit and $100 million available under the accordion feature of the lending agreement for acquisitions.

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Vintage Wine Estates Direct-to-Consumer Business Grows 37% Driving Total Revenue to $56 million in First Quarter Fiscal 2022

November 15, 2021

Capital Investments

Capital expenditures in the fiscal 2022 first quarter were $7.8 million and included remaining investments in the expansion for warehousing and bottling capacity as well as ongoing maintenance. Capital expenditures for fiscal 2022 are expected to be approximately $12 million.

Fiscal Year 2022 Outlook

Mr. Roney noted, “These are really exciting times at Vintage Wine Estates. Over the last 20 years, we have executed a plan that delivered excellent growth and a unique value proposition for our customers. As we advance our strategy, we believe we can accelerate our delivery on value with even stronger talent, a larger strategic vision and greater financial flexibility. We expect to continue to navigate the unprecedented supply chain constraints impacting everyone as we work to identify alternate supply sources and carefully manage shipments to meet customers’ demands.”

The Company is updating its guidance for fiscal year 2022 and expects results to be in the following approximate ranges:

FY22 Net Revenue:	$265 million to $275 million	Represents over 22% growth year over year at midpoint of range
Q2 FY22 Net Revenue:	$77 million to $82 million	Includes Vinesse and ACE Cider from the dates of acquisition
FY22 Adjusted EBITDA:	$63 million to $65 million	Represents over 63% growth year over year at midpoint of range
FY22 Adjusted EBITDA Margin:	~24% at midpoint	Approximately 7-point improvement over prior year

Note regarding forward looking non-GAAP metrics: VWE cannot provide a reconciliation between its forecasted Adjusted EBITDA and net revenue metrics to the nearest GAAP measure without unreasonable effort or expense due to the inherent difficulty of forecasting and providing reliable estimates for certain items. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end and yearend adjustments. These items reside outside the Company’s control and may vary greatly between periods and could significantly impact future financial results. For more information regarding the use of non-GAAP measures, please see discussion provided under Non-GAAP Financial Information in this news release and the Company’s filings with the SEC.

Acquisition of ACE Cider

The Company announced today the acquisition of ACE Cider, a leading independent craft cider brand in the U.S.. ACE will add over one million equivalent cases to volumes sold for VWE. It currently has annual revenue of approximately $20 million and has been growing at an approximate mid-teen compounded annual growth rate the last five years.

Transfer of Warrants to Nasdaq Platform

The Company also announced that it plans to move its warrants currently trading on the TSX under ticker symbol VWE.WT.U to the Nasdaq under the ticker symbol VWEWW. With the transfer, the Company expects to realize improved trading transparency for investors. The Company will announce the date of the transfer once established.

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Vintage Wine Estates Direct-to-Consumer Business Grows 37% Driving Total Revenue to $56 million in First Quarter Fiscal 2022

November 15, 2021

Conference Call and Webcast

The Company will host a conference call and live webcast today at 4:45 PM ET/ 1:45 PM PT, at which time management will review the Company’s financial results and strategy. The review will be accompanied by a slide presentation, which will be available on the Company’s website at https://ir.vintagewineestates.com/. A question-and-answer session will follow the formal discussion.

The conference call can be accessed by dialing 201-689-8562. The listen-only audio webcast can be monitored at https://ir.vintagewineestates.com/. To listen to the archived call, dial 412-317-6671 and enter the passcode 13724707. The telephonic replay will be available from 7:45 PM ET / 4:45 PM PT on the day of the call through Monday, November 22, 2022. Alternatively, an archived webcast of the call can be found on the Company’s website. In addition, a transcript of the call will be posted to the website once available.

About Vintage Wine Estates, Inc.

Vintage Wine Estates is a family of wineries and wines whose mission is to produce the finest quality wines and provide incredible customer experiences with wineries throughout Napa, Sonoma, California’s Central Coast, Oregon and Washington State. Since its founding 20 years ago, the Company has grown to be the 15th largest wine producer in the U.S. selling more than two million nine-liter equivalent cases annually. To consistently drive growth, the Company curates, creates, stewards and markets its many brands and services to customers and end consumers via a balanced omni-channel strategy encompassing direct-to-consumer, wholesale and exclusive brand arrangements with national retailers. While VWE is diverse across price points and varietals with over 50 brands ranging from $10 to $150 at retail, its primary focus is on the fastest growing premium segment of the wine industry with the majority of brands selling in the $10 to $20 price range. The Company regularly posts updates and additional information at www.vintagewineestates.com.

Non-GAAP Financial Measures

In addition to reporting net income prepared in accordance with accounting principles generally accepted in the United States, VWE uses Adjusted EBITDA to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, stock-based compensation expense, casualty losses or gains, impairment losses, changes in the fair value of derivatives, restructuring related income or expenses, acquisition and integration costs, and certain non-cash, nonrecurring, or other items that are included in net income that VWE does not consider indicative of its ongoing operating performance.

Adjusted EBITDA is not a recognized measure of financial performance under GAAP. VWE believes this non-GAAP measure provides investors with additional insight into the underlying trends of VWE’s business and assists in analyzing VWE’s performance across reporting periods on a consistent basis by excluding items that VWE does not believe are indicative of its core operating performance, which allows for a better comparison against historical results and expectations for future performance. Adjusted EBITDA has certain limitations as an analytical tool, and it should not be considered in isolation or as a substitute for analysis of results as reported under U.S. GAAP. Adjusted EBITDA, as presented, may produce results that vary from the GAAP measure and may not be comparable with a similarly defined non-GAAP measure used by other companies.

In evaluating Adjusted EBITDA, be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. VWE’s presentation of Adjusted EBITDA should not be construed as an implication that future results will be unaffected by the types of items excluded from the calculation of Adjusted EBITDA.

Forward-Looking Statements

Some of the statements contained in this press release are forward-looking statements within the meaning of applicable securities laws (collectively, “forward-looking statements”). Forward-looking statements are all statements other than those of historical fact, and generally may be identified by the use of words such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “may,” “model,” “outlook,” “plan,” “pro forma,” “project,” “seek,” “should,” “will,” “would” or other similar expressions that indicate future events or trends. These forward-looking statements include, but are not limited to, estimates and forecasts of financial and performance metrics, projections of market opportunity and market share, business plans and strategies, expansion and acquisition opportunities, growth prospects and consumer and industry trends. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of VWE’s management and are not guarantees of actual performance. These forward-looking statements are provided only to provide information currently available to us and are not intended to serve as and must not be relied on by any investor as, a guarantee, assurance or definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ materially from those contained in or implied by such forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the control of VWE. Factors that could cause actual results to differ materially from the results expressed or implied by such forward-looking statements include, among others: the Company’s ability to remediate its material weakness in internal control over financial reporting and to maintain effective internal control over financial reporting, the effect of economic conditions on the industries and markets in which VWE operates, including financial market conditions, fluctuations in prices, interest rates and market demand; risks relating to the uncertainty of the projected financial information; the effects of competition on VWE’s future business; risks related to the organic and inorganic growth of VWE’s business and the timing of expected business milestones; the potential adverse effects of the ongoing COVID-19 pandemic on VWE’s business and the U.S. economy; declines or unanticipated changes in consumer demand for VWE’s products; the impact of environmental catastrophe, natural disasters, disease, pests, weather conditions

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Vintage Wine Estates Direct-to-Consumer Business Grows 37% Driving Total Revenue to $56 million in First Quarter Fiscal 2022

November 15, 2021

and inadequate water supply on VWE’s business; VWE’s significant reliance on its distribution channels; potential reputational harm to VWE’s brands from internal and external sources; possible decreases in VWE’s wine quality ratings; integration risks associated with recent acquisitions; changes in applicable laws and regulations and the significant expense to VWE of operating in a highly regulated industry; VWE’s ability to make payments on its indebtedness; and those factors discussed in the Company’s Annual Report on Form 10-K and in future Quarterly Reports on Form 10-Q or other reports filed with the Securities and Exchange Commission. There may be additional risks including other adjustments that VWE does not presently know or that VWE currently believes are immaterial that could also cause actual results to differ from those expressed in or implied by these forward-looking statements. In addition, forward-looking statements reflect VWE’s expectations, plans or forecasts of future events and views as of the date and time of this press release. VWE undertakes no obligation to update or revise any forward-looking statements contained herein, except as may be required by law. Accordingly, undue reliance should not be placed upon these forward-looking statements.

Financial Tables Follow.

Contacts:

Investors Deborah K. Pawlowski, KEI Advisors LLC dpawlowski@keiadvisors.com Phone: 716.843.3908	Media Mary Ann Vangrin MVangrin@vintagewineestates.com

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Vintage Wine Estates Direct-to-Consumer Business Grows 37% Driving Total Revenue to $56 million in First Quarter Fiscal 2022

November 15, 2021

Vintage Wine Estates, Inc.

Condensed Consolidated Balance Sheets

(In thousands; unaudited)

	September 30, 2021	June 30, 2021

Current assets:
Cash	$118,275	$118,879
Restricted cash	4,800	4,800
Accounts receivable, net	13,791	14,639
Other receivables	16,894	14,044
Inventories	225,816	221,145
Prepaid expenses and other current assets	7,654	8,538
Total current assets	387,230	382,045
Property, plant, and equipment, net	217,962	213,673
Goodwill	109,895	109,895
Intangible assets, net	35,548	36,079
Other assets	1,596	1,806
Total assets	$752,231	$743,498
Liabilities, redeemable noncontrolling interest, and stockholders' equity
Current liabilities
Line of credit	$98,722	$87,351
Accounts payable	14,617	17,301
Accrued liabilities and other payables	26,488	25,078
Current maturities of long-term debt	22,964	22,964
Total current liabilities	162,791	152,694
Other long-term liabilities	2,767	2,767
Long-term debt, less current maturities	181,125	183,541
Interest rate swap liabilities	12,414	13,807
Deferred tax liability	16,752	16,752
Deferred gain	11,666	12,000
Total liabilities	387,515	381,561
Commitments and contingencies
Redeemable noncontrolling interest	1,685	1,682
Stockholders' equity
Preferred stock, no par value, 2,000,000 shares authorized, and none issued and outstanding at September 30, 2021 and June 30, 2021.	-	-
Common stock, no par value, 200,000,000 shares authorized, 60,461,611 and 60,461,611 issued and outstanding at September 30, 2021 and June 30, 2021.	-	-
Additional paid-in capital	360,732	360,732
Retained earnings	2,804	-
Total Vintage Wine Estates, Inc. stockholders' equity	363,536	360,732
Noncontrolling interests	(505)	(477)
Total stockholders' equity	363,031	360,255
Total liabilities, redeemable noncontrolling interest, and stockholders' equity	$752,231	$743,498

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Vintage Wine Estates Direct-to-Consumer Business Grows 37% Driving Total Revenue to $56 million in First Quarter Fiscal 2022

November 15, 2021

Vintage Wine Estates, Inc.

Condensed Consolidated Statements of Operations

(In thousands; unaudited)

	Three Months Ended September 30,
	2021	2020
Net revenues
Wine and spirits	$36,287	$42,763
Nonwine	19,400	11,071
	55,687	53,834
Cost of revenues
Wine and spirits	20,588	25,406
Nonwine	11,662	5,900
	32,250	31,306
Gross profit	23,437	22,528
Selling, general, and administrative expenses	17,634	14,321
(Gain) on sale of property, plant, and equipment	(340)	(356)
Income from operations	6,143	8,563
Other income (expense)
Interest expense	(3,603)	(3,382)
Net unrealized gain on interest rate swap agreements	1,393	846
Other, net	39	190
Total other income (expense), net	(2,171)	(2,346)
Income before provision for income taxes	3,972	6,217
Income tax provision	1,193	856
Net income	2,779	5,361
Net income (loss) attributable to the noncontrolling interests	25	(304)
Net income attributable to Vintage Wine Estates, Inc.	2,804	5,057
Accretion on redeemable Series B stock	-	1,835
Net income allocable to common stockholders	$2,804	$3,222

Net earnings per share allocable to common stockholders
Basic	$0.05	$0.12
Diluted	$0.05	$0.12
Weighted average shares used in the calculation of earnings per share allocable to common stockholders
Basic	60,461,611	21,920,583
Diluted	60,461,611	25,099,864

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Vintage Wine Estates Direct-to-Consumer Business Grows 37% Driving Total Revenue to $56 million in First Quarter Fiscal 2022

November 15, 2021

Vintage Wine Estates, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands; unaudited)

	Three Months Ended September 30,
	2021	2020
Cash flows from operating activities
Net income	$2,779	$5,361
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	4,034	2,706
Amortization of deferred loan fees and line of credit fees	99	119
Amortization of label design fees	120	79
Stock-based compensation expense	-	330
Provision for doubtful accounts	(15)	15
Net unrealized gain on interest rate swap agreements	(1,393)	(846)
Gain on disposition of assets	(6)	(22)
Deferred gain on sale leaseback	(334)	(334)
Deferred rent	128	125
Change in operating assets and liabilities (net of effect of business combinations):
Accounts receivable	863	(730)
Related party receivables	-	(316)
Other receivables	(2,850)	(2,066)
Inventories	(4,671)	(4,714)
Prepaid expenses and other current assets	884	(3,347)
Other assets	116	2,306
Accounts payable	(3,071)	4,058
Accrued liabilities and other payables	1,356	6,387
Related party liabilities	-	(1,410)
Net cash (used in) provided by operating activities	(1,961)	7,701
Cash flows from investing activities
Proceeds from disposition of assets	6	22
Purchases of property, plant, and equipment	(7,792)	(6,871)
Label design expenditures	(59)	(69)
Net cash used in investing activities	(7,845)	(6,918)
Cash flows from financing activities
Principal payments on line of credit	(6,304)	(4,200)
Proceeds from line of credit	17,675	5,100
Outstanding checks in excess of cash	387	69
Principal payments on long-term debt	(2,482)	(3,416)
Proceeds from long-term debt	-	4,152
Payments on acquisition payable	(74)	(97)
Net cash provided by financing activities	9,202	1,608
Net change in cash and restricted cash	(604)	2,391
Cash and restricted cash, beginning of period	123,679	1,751
Cash and restricted cash, end of period	$123,075	$4,142

Supplemental cash flow information
Cash paid during the period for:
Interest	$2,603	$2,945
Income taxes	$-	$4
Noncash investing and financing activities:
Accretion of redemption value of Series B redeemable cumulative stock	$-	$1,835
Accretion of redemption value of Series A redeemable stock	$-	$4,045

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Vintage Wine Estates Direct-to-Consumer Business Grows 37% Driving Total Revenue to $56 million in First Quarter Fiscal 2022

November 15, 2021

Vintage Wine Estates, Inc.

Segment Data

(In thousands; unaudited)

	Three months ended September 30,
Net Revenue	2021	2020	$ Change	% Change
Wholesale	$16,203	$15,044	$1,159	7.7%
Direct to Consumer	14,915	10,896	4,019	36.9%
Business to Business	24,467	25,816	(1,349)	(5.2%)
Corporate and Other/ Non-Allocable	102	2,078	(1,976)	(95.1%)
Total	$55,687	$53,834	$1,853	3.4%

	Three months ended September 30,
Operating Income	2021	2020	Dollar Change	Percent Change
Wholesale	$4,188	$2,988	$1,200	40.2%
Direct to Consumer	2,539	1,118	1,421	127.1%
Business to Business	7,514	8,784	(1,270)	(14.5%)
Corporate and Other/ Non-Allocable	(8,098)	(4,327)	(3,771)	87.2%
Total	$6,143	$8,563	$(2,420)	(28.3%)

Vintage Wine Estates 9L Equivalent Quarterly Case Sales by Segment

(In thousands; unaudited)

(in thousands)	Three Months Ended September 30, 2020	Three Months Ended December 31, 2020	Three Months Ended March 30, 2021	Three Months Ended June 30, 2021	Three Months Ended September 30, 2021
Wholesale	202	262	266	239	209
B2B	211	141	50	156	127
DTC	53	135	75	85	60
Total case volume	466	538	391	480	396

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Vintage Wine Estates Direct-to-Consumer Business Grows 37% Driving Total Revenue to $56 million in First Quarter Fiscal 2022

November 15, 2021

Vintage Wine Estates, Inc.

Reconciliation of Non-GAAP Financial Measures

(In thousands; unaudited)

Use of Non-GAAP Measures

	Three Months Ended
	September 30, 2021	September 30, 2020
Net income	$2,779	$5,361
Interest expense	3,603	3,382
Income tax provision	1,193	856
Depreciation and amortization	4,154	2,785
Stock-based compensation expense	-	330
Net unrealized/(gain) loss on interest rate swap agreements	(1,393)	(846)
(Gain)/loss on disposition of assets	(340)	(356)
Deferred rent adjustment	128	125
Incremental public company costs	1,212	-
Inventory acquisition basis adjustment	437	55
Adjusted EBITDA	$11,773	$11,692
Revenue	$55,687	$53,834
Adjusted EBITDA Margin	21.1%	21.7%

Use of Non-GAAP Measures

In addition to results determined in accordance with GAAP, the Company uses EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies. These metrics are also frequently used by analysts, investors and other interested parties to evaluate companies in the industry, when considered alongside other GAAP measures.

Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, stock-based compensation expense, casualty losses or gains, impairment losses, changes in the fair value of derivatives, restructuring related income or expenses, acquisition and integration costs, and certain non-cash, non-recurring, or other items included in net income that the Company does not consider indicative of its ongoing operating performance, including COVID-related adjustments. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by net revenue.

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